UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CAREER EDUCATION CORPORATION

(Name of Registrant as Specified In Its Charter)

Steve Bostic

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

FOR IMMEDIATE RELEASE

Contacts:

MEDIA	INVESTORS
Jeremy Fielding/Kimberly Kriger Kekst and Company 212-521-4800	Alan Miller/Jennifer Shotwell Innisfree M&A Incorporated 212-750-5833

GLASS LEWIS RECOMMENDS CAREER EDUCATION STOCKHOLDERS
WITHHOLD AUTHORITY FROM DIRECTOR NOMINEES

Two Major Shareholder Advisory Firms Now Recommend CECO Stockholders
Vote on Bostic’s White Proxy Card

Glass Lewis: “the Company has abjectly failed its owners"

SEA ISLAND, GA, May 16, 2005 – Steve Bostic, Career Education Corporation’s (NASDAQ: CECO) largest individual stockholder, today announced that Glass Lewis & Co., a leading independent proxy advisory firm, recommends that CECO stockholders use the WHITE proxy card to Withhold Authority from the Board’s director-nominees and vote for the three stockholder proposals to declassify the Board, eliminate the poison pill, and grant stockholders the right to call special meetings. Glass Lewis and Institutional Shareholder Services (ISS) have now both endorsed Mr. Bostic’s position.

In its report, Glass Lewis observes, “For shareholders, the last eighteen months at Career Education has been a nightmare that most would love to forget, in our opinion. The stock is down more than 60%, the Company is under investigation by no less than four federal agencies, the board and the Company are being sued in securities class actions and employment lawsuits, some have accused key members of management of timing sales of stock suspiciously well, the Company has been forced to restate three years of financials and key accreditation bodies are threatening to pull credentials that are essential to the Company continuing to do business.”

Glass Lewis’ report continued, “We are aware of few companies with as many bad marks. The Company and its schools judge student performance every day; at the annual meeting, we believe shareholders have their chance to turn the tables and declare that the Company has abjectly failed its owners.”

Mr. Bostic commented, “It is virtually unprecedented for both objective and respected shareholder advisory firms to endorse a stockholder initiative to withhold votes from a company’s director-nominees. I believe the fact that Glass Lewis and ISS have recommended CECO stockholders send such a clear message to the CECO Board by voting on my WHITE proxy card is the result of this Board and management’s dismal record. I look forward to our Annual Meeting on Friday, when all stockholders will have the opportunity to deliver their report card.”

Mr. Bostic urged stockholders to return the WHITE proxy card, rather than the Company’s Blue proxy card, since CECO has indicated it will vote all shares submitted on the Blue proxy card against the stockholder proposals.

Additionally, investors holding CECO stock through brokerage firms should be aware that, if they do not instruct their broker to vote on Mr. Bostic’s WHITE card, their brokerage firm may vote their shares for management without their instruction.

Excerpts from Glass Lewis Report

“The stock is down dramatically and few if any changes have been made to the very controversial manner in which the Company does business. For Mr. Larson, the present setup is like being graded by your friends: the test questions are never too hard and you always pass the class.”

“We fear that this management team has done a poor job maintaining the delicate balance between maximizing cash flow and maintaining the minimum standards of education required by the Department of Education and other regional accreditation agencies.”

“One thing is elementary: this Company is in a state of crisis and needs to be guided by a skeptical, thoughtful and engaged board...”

“We believe a stricter examination, by a truly independent evaluator, is in order.”

“Ideally, then, this board would appoint several new outside directors willing to provide fresh insight into the business practices of the Company. We certainly believe that shareholders are well served to signal their displeasure with the current board by withholding votes from the nominees.”

Updated ISS Report

Last week, ISS updated its report regarding management’s position on some of the federal investigations into the Company. ISS wrote, “In our report, we stated that Mr. Larson had referred to being reviewed (by the SEC and DOJ) as part of operating within a heavily regulated industry. The company has provided clarification that Mr. Larson’s statement referred specifically to a question about an accreditation matter relating to one of CEC’s schools, where Mr. Larson indicated that licensing and accreditation reviews are a normal part of CEC’s business. The company clarifies further that in no way was this response to the question meant to allude to the SEC and DOJ investigations, and states that the company takes the ongoing SEC and DOJ investigations very seriously.”

Mr. Bostic commented, “I am pleased that management decided they needed to clarify their comments. They could further demonstrate how seriously they take these investigations by immediately disclosing the full report of the special committee, so that all stockholders can judge for themselves whether management has taken the appropriate actions to restore confidence in our Company.”

Stockholders may obtain a free copy of Mr. Bostic’s definitive proxy statement and other relevant documents by calling Innisfree M&A Incorporated toll-free at (877) 825-8631. Mr. Bostic’s proxy statement, which has been mailed to Career Education Corporation stockholders, and other filings and information related to his solicitation can be found at www.sec.gov.

# # #